Exhibit (r)

EXECUTION VERSION

INTERIM INVESTORS AGREEMENT

by and among

Sycamore Partners III, L.P.,

Sycamore Partners III-A, L.P.,

Sycamore Partners Wing Co-Invest, L.P.,

Blazing Star Parent, LLC,

Blazing Star Merger Sub, Inc.,

Stefano Pessina,

and

Alliance Santé Participations S.A.

Dated as of March 6, 2025

i

This INTERIM INVESTORS AGREEMENT (this “Agreement”) is made as of March 6, 2025, by and among Sycamore Partners III, L.P., a Cayman Islands exempted limited partnership, Sycamore Partners III-A, L.P., a Cayman Islands exempted limited partnership, Sycamore Partners Wing Co-Invest, L.P., a Delaware limited partnership (each of the foregoing, a “Saturn Investor”), Blazing Star Parent, LLC, a Delaware limited liability company (“Parent”), Blazing Star Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Mr. Stefano Pessina, a Monégasque citizen (“SP”), and Alliance Santé Participations S.A., a Luxembourg société anonyme (“ASP” and, ASP together with SP, the “SP Investors”; the Saturn Investors and the SP Investors are collectively referred to as the “Investors”).

RECITALS

WHEREAS, on the date hereof, Parent, Merger Sub, Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”) and the other parties identified therein, have entered into an Agreement and Plan of Merger (as amended or modified from time to time in compliance with this Agreement, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, each of the Saturn Investors, on the date hereof, executed an equity financing commitment letter in favor of Parent (as amended or modified from time to time in compliance with this Agreement and the terms thereof, the “Saturn Equity Funding Letter”) in which the Saturn Investors have agreed, subject to the terms and conditions set forth therein, to fund its portion of the Saturn Equity Funding Commitment to Parent;

WHEREAS, the SP Investors have, on the date hereof, executed a reinvestment agreement with Parent (as amended or modified from time to time in compliance with this Agreement and the terms thereof, the “Reinvestment Agreement”) in which the SP Investors and Parent have agreed, subject to the terms and conditions set forth therein, to consummate the Reinvestment, with the result that the Equity Sellers will sell or issue, as applicable, Topco Interests to ASP (or a designated subsidiary of ASP) (x) in lieu of the SP Investors receiving the cash portion of the Merger Consideration and (y) against contribution of additional cash, in an amount as set forth in the Reinvestment Agreement;

WHEREAS, each of the Saturn Investors, on the date hereof, executed a limited guaranty in favor of the Company (the “Limited Guaranty”) relating to certain of Parent’s obligations under the Merger Agreement, in the event that the Merger is not consummated, including payment of any eventual Parent Termination Fee and certain other indemnification and reimbursement obligations pursuant to the Merger Agreement as set forth therein; and

WHEREAS, the Investors, Parent and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Saturn Equity Funding Letter, the Reinvestment Agreement and the Limited Guaranty, and the transactions contemplated by each.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
EFFECTIVENESS; DEFINITIONS

1.1.              Effectiveness. This Agreement shall become effective on the date hereof and shall terminate upon the earlier of (a) the later of (x) the Merger Closing and (y) the entry into definitive Investors Agreement Documents by the relevant parties and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that notwithstanding the foregoing:

1.1.1            the provisions set forth in Article I (Effectiveness; Definitions), Section 2.3.4 (certain payments), Sections 2.5.1 and 2.5.3 (Expenses) and Article III (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement pursuant to the foregoing clause (a) in accordance with its terms;

1.1.2            the provisions set forth in Article I (Effectiveness; Definitions), Section 2.1 (Actions Under the Merger Agreement), Section 2.3.4 (certain payments), Section 2.5.2 (Expenses), Section 2.6 (Company Termination Fee), Section 2.7 (Limited Liability of the SP Investors), Section 2.8 (Representations and Warranties) and Article III (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement pursuant to the foregoing clause (b) in accordance with its terms; and

1.1.3            any liability for failure to comply with this Agreement shall survive termination of this Agreement.

1.2.              Definitions.

1.2.1            Certain terms are used in this Agreement as specifically defined herein. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement.

1.2.2            For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning ascribed thereto in the Preamble.

“ASP” has the meaning ascribed thereto in the Preamble.

“ASP Permitted Transferee” has the meaning ascribed thereto in Section 2.4.

“Code” has the meaning ascribed thereto in Section 2.11.

“Company” has the meaning ascribed thereto in the Recitals.

“Confidential Information” has the meaning ascribed thereto in Section 3.7.

“DGCL” means the General Corporation Law of the State of Delaware.

“Equity Sellers” has the meaning ascribed thereto in the Reinvestment Agreement.

“Equity Syndication” has the meaning ascribed thereto in Exhibit A.

“Funding Percentage” means (a) with respect to the Saturn Investors, the percentage obtained by dividing the Saturn Equity Funding Commitment by the aggregate amount of equity commitments pursuant to the Investor Commitment Agreements and (b) with respect to the SP Investors, the percentage obtained by dividing the Reinvestment Commitment by the aggregate amount of equity commitments pursuant to the Investor Commitment Agreements, in each case, as may be adjusted to reflect actual funding at Merger Closing and subsequent sales of equity interests by the Investors; provided that any portion of the Investors’ investment at Merger Closing in the form of debt shall be treated as if it had been in the form of common equity interests immediately following the Reinvestment Closing for purposes of calculating such Investor’s Funding Percentage.

“Investor Commitment Agreements” mean the Reinvestment Agreement and the Saturn Equity Funding Letter, copies of which are attached hereto as Exhibit B-1 and Exhibit B-2, respectively.

“Investor Related Parties” means the SP Related Parties and the Saturn Related Parties and “Investor Related Party” means any one of them.

“Investors” has the meaning ascribed thereto in the Preamble.

“Investors Agreement Documents” has the meaning ascribed thereto in Section 2.2.

“law” has the meaning ascribed thereto in the Merger Agreement.

“Limited Guaranty” has the meaning ascribed thereto in the Recitals.

“Merger” has the meaning ascribed thereto in the Recitals.

“Merger Agreement” has the meaning ascribed thereto in the Recitals.

“Merger Sub” has the meaning ascribed thereto in the Recitals.

“Parent” has the meaning ascribed thereto in the Preamble.

“Parent Damages” has the meaning ascribed thereto in Section 2.7.

“Real Estate Blockers” means the four Delaware limited liability companies formed to hold interests in the Topco holding real estate pursuant to the Restructuring (as defined in the Reinvestment Agreement).

“Reinvestment” has the meaning ascribed thereto in the Reinvestment Agreement.

“Reinvestment Agreement” has the meaning ascribed thereto in the Recitals.

“Reinvestment Closing” has the meaning ascribed thereto in the Reinvestment Agreement.

“Reinvestment Commitment” means the Aggregate Equity Investment Amount (as defined in the Reinvestment Agreement).

“Reinvestment Shares” has the meaning set forth in Section 2.8.3(a).

“Representatives” means, with respect to any person, such person’s subsidiaries and their respective controlling persons, members, general partners, officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives of any of the foregoing.

“Saturn Equity Funding Commitment” means the Aggregate Commitment (as defined in the Saturn Equity Funding Letter).

“Saturn Equity Funding Letter” has the meaning ascribed thereto in the Recitals.

“Saturn Investor” has the meaning ascribed thereto in the Preamble.

“Saturn Related Party” means the Saturn Investors and any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, Affiliates, members, managers, general or limited partners, agents, attorneys, advisors or other representatives or successors or assignees of any of the foregoing.

“Star Topco” has the meaning ascribed thereto in the Reinvestment Agreement.

“SP” has the meaning ascribed thereto in the Preamble.

“SP Investors” has the meaning ascribed thereto in the Preamble.

“SP Permitted Transfer” has the meaning ascribed thereto in Section 2.4.

“SP Related Party” means the SP Investors and any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, Affiliates, members, managers, general or limited partners, agents, attorneys, advisors or other representatives or successors or assignees of any of the foregoing.

“Topco” has the meaning ascribed thereto in the Reinvestment Agreement.

“Topco Interests” has the meaning ascribed thereto in the Reinvestment Agreement.

“Transaction Agreements” has the meaning ascribed thereto in Section 2.1.

“Transaction Expenses” has the meaning ascribed thereto in Section 2.5.1.

“Transaction Litigation” has the meaning ascribed thereto in Section 2.5.3.

“Transfer” has the meaning ascribed thereto in Section 2.4.

“Voting Agreement” has the meaning ascribed thereto in Section 2.12.

1.3.         Other Definitional and Interpretive Matters. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

1.3.1        the word “or” is not exclusive unless the context clearly requires otherwise;

1.3.2        the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

1.3.3        the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

1.3.4        the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

1.3.5        all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

1.4.         Absence of Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

1.5.         Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

ARTICLE II
AGREEMENTS AMONG THE INVESTORS

2.1.          Actions Under the Merger Agreement; Information. Prior to the Effective Time, the Saturn Investors shall not, without the prior written consent of the SP Investors, amend, supplement, modify, terminate or waive any rights under or compliance with any covenants, agreements or conditions contained in, or grant any consent with respect to any matter relating to, the Merger Agreement, the DAP Rights Agreement or any related exhibits, schedules, annexes, documents, agreements and instruments including those relating to the Topcos (collectively, the “Transaction Agreements”), in each case not to be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, and except as otherwise provided herein, the Saturn Investors shall not without the prior written consent of the SP Investors (not to be unreasonably withheld, conditioned or delayed), amend, supplement, modify or terminate, any of the Financing Letters. The Saturn Investors shall keep the SP Investors informed on a current basis and in reasonable detail, upon the request of the SP Investors, of (x) the status of their efforts to arrange the Debt Financing and the Preferred Equity Financing and shall provide to the SP Investors complete, correct and executed copies of the material definitive documents for the Debt Financing (including the Debt Commitment Letters and the fee letters (which shall be unredacted) referred to in any Debt Commitment Letter) and the Preferred Equity Financing and (y) the tax structuring steps proposed to be taken to implement the Transactions and the Carveout Transactions and shall provide the SP Investors, upon their request, each material draft of any transaction structuring paper prepared by or for Saturn Investors. This Section 2.1 shall terminate immediately if any of the SP Investors or any of their Affiliates is participating in any Acquisition Proposal (including by authorizing a third party to include such participation in any bid submitted to the Company), and the SP Investors will promptly notify the Saturn Investors thereof.

2.2.          Investors Agreement. From and after the date hereof, each Investor agrees to negotiate in good faith and enter into, prior to or concurrently with the Merger Closing, one or more investors’ agreements setting forth the terms and conditions governing their respective investments in the Topcos consistent with the terms set forth in Exhibit A and, to the extent necessary, one or more other definitive agreements with respect to such matters as are set forth in Exhibit A, in each case, with such additional or modified terms as the Investors may mutually agree (the “Investors Agreement Documents”). In the event that the Investors Agreement Documents are not executed and delivered by the Investors prior to or at the Merger Closing, (i) each Investor agrees to continue to negotiate in good faith and enter into definitive Investors Agreement Documents as soon as possible following the Merger Closing, in each case, consistent with the terms set forth in Exhibit A, with such additional or modified terms as the Investors may mutually agree, and (ii) until such time as the Investors Agreement Documents may be executed and delivered by the Investors and Parent, each Investor and Parent agrees that the terms and provisions set forth in Exhibit A shall be binding on, and shall govern with respect to, the matters set forth therein and that each of such parties will comply with all of the terms set forth on Exhibit A (including, for the avoidance of doubt, the procedures set forth under “Dispute Resolution” in Exhibit A, which shall govern any dispute between the parties from and after Merger Closing rather than Section 3.9 hereof).

2.3.          Equity Commitments; Reinvestment Commitments.

2.3.1        Each of the Saturn Investors hereby affirms and agrees that it is bound by the provisions set forth in the Saturn Equity Funding Letter and each SP Investor hereby affirms and agrees that it is bound by the provisions set forth in the Reinvestment Agreement.

2.3.2        Prior to the Merger Closing, no Investor shall transfer or assign, directly or indirectly, its obligations and rights under its Investor Commitment Agreement, except (i) in respect of the SP Investors, an assignment in connection with an SP Permitted Transfer pursuant to and in accordance with Section 2.4, (ii) in respect of the Saturn Investors, an assignment of its commitment to one or more Saturn Syndication Vehicles (as defined in Exhibit A) or (iii) as expressly agreed in writing by the Investors; provided that no such transfer or assignment will relieve the transferring Investor of its obligations hereunder or under its respective Investor Commitment Agreement.

2.3.3        In the event that the Investors determine that the aggregate equity capital necessary for Parent and/or Merger Sub to effect the consummation of the transactions contemplated by the Merger Agreement and to pay any and all fees and expenses in connection therewith is less than the aggregate committed amount of equity pursuant to the Investor Commitment Agreements, the amount of such reduction shall be jointly agreed by the Investors; provided, further, that, without the prior written consent of the SP Investors (acting in their sole discretion), in no event can the aggregate amount of capital invested (including by way of forgoing the right to receive the cash portion of the Merger Consideration) by the SP Investors (and any of their controlled Affiliates) be reduced to an amount less than US$ 1,745,000,000 (one billion seven hundred forty-five million US dollars).

2.3.4        To the extent that Sycamore Partners Management L.P. or any of its Affiliates enter into an agreement with Parent, any Topco, or any of their Subsidiaries or the Company relating to the payment of any transaction fee in connection with the Merger Closing or any ongoing monitoring or management fees, in each case, in favor of Sycamore Partners Management L.P. or any of its Affiliates, the Saturn Investors and the SP Investors shall enter into an arrangement to provide the SP Investors with the right to receive a pro rata portion of such fees in accordance with the aggregate Funding Percentage of the SP Investors, any such fee to be paid to such designee (provided such designee is an Affiliate of SP) as SP may direct, and otherwise, except as expressly agreed by the SP Investors, at the same time and pari passu as such fees are paid to Sycamore Partners Management L.P. or any of its Affiliates.

2.4.         Transfer. The SP Investors hereby agree not to, directly or indirectly, sell, transfer, pledge, assign, hedge, swap or otherwise encumber or dispose of (including by merger or by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise, either voluntarily or involuntarily (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any of the shares of Company Common Stock or other voting securities of the Company owned by the SP Investors or any beneficial or economic interest therein, other than a Transfer by an SP Investor to another SP Investor; provided, however, that nothing herein shall prohibit (i) a Transfer by ASP of all (but not less than all) of its holding of 144,788,821 shares of Company Common Stock to an entity that is a wholly controlled Affiliate of SP (the “ASP Permitted Transferee”) or (ii) a Transfer by SP of his holding of 832,258 shares of Company Common Stock to ASP or to the ASP Permitted Transferee or to a wholly controlled subsidiary of ASP or of such ASP Permitted Transferee (any Transfer described in clause (i) or (ii), an “SP Permitted Transfer”); provided, further, that any Transfer pursuant to Section 2.3.2(i) or this Section 2.4 shall be permitted only if, as a precondition to such Transfer, the transferee (including, for the avoidance of doubt, the ASP Permitted Transferee) agrees in a writing, reasonably satisfactory in form and substance to Parent and the Saturn Investors, to assume the obligations of the transferring SP Investors with respect to the shares of Company Common Stock so transferred under, and be bound by all of the terms of and obligations under, this Agreement, the Voting Agreement and the Reinvestment Agreement to which the applicable SP Investors are a party; and provided, further, that such assignment shall not relieve the transferor of its obligations under this Agreement. Any purported Transfer in violation of this Agreement with respect to any shares of Company Common Stock or other voting securities of the Company so transferred shall be null and void ab initio.

2.5.          Expenses.

2.5.1        In the event that the Merger is consummated, Parent shall, and Parent and its other Affiliates shall cause the Surviving Corporation and the Topcos to, assume and pay or reimburse each of the Investors for its documented out-of-pocket costs and expenses (including accountants’ and attorneys’ fees and, in the case of the SP Investors, the documented out-of-pocket costs of Ergeny Management S.A.M., being SP’s family office) incurred in connection with the Transaction Agreements, the Merger and the transactions and other agreements contemplated hereby and thereby (“Transaction Expenses”); provided that “Transaction Expenses” shall not include any costs and expenses of the Investors (x) relating to the matters described in Section 2.3.2 or (y) payable to bankers or brokers by the SP Investors or in connection with the transactions in clause (x)).

2.5.2        In the event that the Merger Agreement is terminated under circumstances when a Company Termination Fee is not payable and the Company is not otherwise obligated to pay Parent for its expenses pursuant to the Merger Agreement, then upon such termination, each of the Investors shall be responsible for all, and shall not be entitled to seek reimbursement in respect of any, of its own Transaction Expenses.

2.5.3        In the event that the Merger is consummated, from and after the Merger Closing, to the fullest extent permitted by applicable law, the Investors shall cause the Topcos and their subsidiaries to indemnify and hold harmless, and advance expenses when and as requested to, any Investor Related Party if such Investor Related Party is made or are threatened to be made a party or are otherwise involved in any stockholder litigation brought or threatened against any Investor Related Party, the Topcos, the Company, any of their Subsidiaries or any of their respective directors or officers relating to the transactions contemplated by the Transaction Agreements (“Transaction Litigation”) in any capacity from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement (including all interest, taxes, assessments and other charges in connection therewith) incurred by such Investor Related Party in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 2.5.3 shall not be deemed exclusive of any other rights to indemnification or advancement of expenses that the Investor Related Parties may now or in the future be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise of the Topcos, the Company or the Surviving Corporation, both as to action in any of the Investor Related Party’s official capacity and as to action in another capacity while holding such office. To the extent not prohibited by applicable law, Parent shall (and shall cause the Surviving Corporation to) and the Investors shall cause the Topcos and their subsidiaries to, pay the reasonable and documented expenses (including attorneys’ fees) incurred by any Investor Related Party or on its behalf in defending any Transaction Litigation in advance of its final disposition. If a claim for indemnification or advancement of expenses under this Section 2.5.3 is not paid in full within 30 days after a written claim has been received by Parent, the Surviving Corporation, the Topcos, or any of their Subsidiaries, an Investor Related Party may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Parent, the Topcos and the Surviving Corporation as applicable shall have the burden of proving that such Investor Related Party is not entitled to the requested indemnification or advancement of expenses. The Investors agree that the organizational documents of Parent, the Topcos, and their respective subsidiaries (including the Surviving Corporation) shall reflect the foregoing.

2.6.          Company Termination Fee.

2.6.1        In the event that the Merger Agreement is terminated and a Company Termination Fee is payable by the Company or any if its Affiliates to Parent, Merger Sub or any of their designees pursuant to the Merger Agreement, or any other amounts other than the Company Termination Fee are payable to, or at the direction of or to the designees of, Parent or Merger Sub under or with respect to the Merger Agreement, such payment should be applied (a) first, to pay or reimburse each of the Investors for its Transaction Expenses in proportion to their respective Funding Percentage, (b) second, to the extent of any excess amount after the payment or reimbursement described in clause (a) hereof, the remaining Transaction Expenses and (c) third, to the extent of any excess amount after the payment or reimbursement described in clauses (a) and (b) hereof, to the Saturn Investors.

2.7.          Limited Liability of the SP Investors. In the event that the Merger Agreement is terminated and the Parent Termination Fee and/or other losses or damages are paid or are payable pursuant to the Merger Agreement by or on behalf of Parent or Merger Sub, including the indemnification for or reimbursement of certain Company expenses pursuant to the Cooperation Reimbursement Indemnity Provisions, and/or Sections 6.15, 6.16, 6.17, 6.18 and 8.3(d) of the Merger Agreement (such other losses or damages, “Parent Damages”), or any amount is payable pursuant to any Limited Guaranty, (a) the Saturn Investors shall be responsible for 100% of the Parent Termination Fee, such Parent Damages and any such amounts payable pursuant to the Limited Guaranty and (b) the SP Investors shall not be liable or responsible for (i) any portion of the payment or reimbursement of the Parent Termination Fee or any Parent Damages or (ii) any amounts payable pursuant to the Limited Guaranty; provided, however, that nothing in this Section 2.7 shall be construed to limit the liability of the SP Investors in respect of any breach by the SP Investors of this Agreement, the Voting Agreement or the Reinvestment Agreement.

2.8.          Representations, Warranties and Covenants.

2.8.1        Each Investor hereby represents and warrants to the other Investors that:

(a)        the execution, delivery and performance of this Agreement and the Investor Commitment Agreement to which it is a party has been duly and validly authorized and approved by all necessary organizational, corporate, limited liability company, partnership, trust or other similar action, and no other proceedings or actions on the part of such Investor are or will be necessary therefor;

(b)        this Agreement and the Investor Commitment Agreement to which it is a party have been duly and validly executed and delivered by such Investor and constitute (and will continue to constitute) a legal, valid and binding agreement of such Investor enforceable, in the case of this Agreement, by each other party hereto, or, in the case of the Investor Commitment Agreement to which it is a party, by Parent, against such Investor in accordance with their respective terms (including the terms hereof regarding such enforcement), subject to the Bankruptcy and Equity Exception;

(c)        the execution, delivery and performance by such Investor of this Agreement and the Investor Commitment Agreement to which it is a party do not and will not (i) violate its organizational, corporate, limited liability company, partnership, trust or other similar documents, (ii) violate any applicable law or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of any benefit under, any material contract to which such Investor is a party;

(d)        such Investor has not entered, and will not enter, into any agreement, arrangement or understanding with any other potential investor or acquiror or group of potential investors or acquirors of the Company or any of its Subsidiaries, or with the Company, that relates to this Agreement or any of the Transaction Agreements, other than

(i) in connection with the Financing,

(ii) this Agreement and the agreements expressly contemplated by this Agreement (including the Investors Agreement Documents and the Voting Agreement) and all the Exhibits, Schedules and Annexes to any of the foregoing,

(iii) as may be related to the Equity Syndication, or

(iv) any agreement between an SP Investor and the Company publicly disclosed on the date hereof; provided, that this Section 2.8.1(d) shall not limit or restrict (x) SP in acting in his capacity as an officer or a director of the Company and exercising his fiduciary duties and responsibilities in his capacity as such or (y) SP or any other SP Investor, prior to the Company Stockholder Approval, from holding discussions or negotiations, or entering into any agreement, arrangement or understanding, in each case, in connection with an Acquisition Proposal to the extent permitted by the Voting Agreement; provided, that in the case of this clause (y), (A) the Company is permitted pursuant to Section 6.1 of the Merger Agreement to engage in discussions with such Persons or groups of Persons regarding an Acquisition Proposal and (B) any such agreement, arrangement or understanding does not prevent SP or the other SP Investors from fulfilling their obligations under Section 2.1 and the other provisions of this Agreement, the Investors Agreement Documents and/or the Reinvestment Agreement (unless, in the case of obligations that terminate upon the termination of the Merger Agreement in accordance with its terms, the Merger Agreement is so terminated); and

(e)        none of the information supplied in writing by or on behalf of such Investor specifically for inclusion or incorporation by reference in the Schedule 13E-3, Proxy Statement or any other filings contemplated by the Merger Agreement will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Section 4.3 of the Merger Agreement.

2.8.2        Each of the Saturn Investors hereby represents and warrants to the other Investors that it has, or has access to, and at Merger Closing will have, unfunded capital commitments in an amount not less than the Saturn Equity Funding Commitment and no internal or other approval is required for any of the Saturn Investors, respectively, to fulfill each of its obligations under the Saturn Equity Funding Letter.

2.8.3        Each SP Investor hereby represents and warrants to the other Investors that:

(a)        as of the date hereof, (i) ASP has good and valid title, free and clear of any Liens (other than any of Lien that would not prevent or delay the SP Investors’ ability to perform their obligations hereunder and under the Voting Agreement and the Reinvestment Agreement), to 144,788,821 shares of Company Common Stock and SP has good and valid title, free and clear of any Liens (other than any of Lien that would not prevent or delay the SP Investors’ ability to perform their obligations hereunder), to 832,258 shares of Company Common Stock (such aggregate of 145,621,079 shares of Company Common Stock, the “Reinvestment Shares”) and (ii) other than the shares of Company Common Stock described in the foregoing clause (i) and other than (x) 1,317,544 shares of Company Common Stock subject to unvested Company RSUs (including shares of Company Common Stock subject to unvested dividend equivalent units credited thereon) beneficially owned by SP and (y) 1,994,010 Company Stock Options owned by SP (all of which are exercisable for a per share exercise price in excess of the Per Share Cash Consideration under the Merger Agreement and will not give rise to the right to receive any amount in cash pursuant to Section 2.3(a) of the Merger Agreement) no SP Investor, any entity directly or indirectly controlled by such SP Investor, or any estate planning trust, partnership or entity of such SP Investor (other than another SP Investor), owns beneficially or of record any shares of Company Common Stock (or any securities convertible into, or exchangeable or exercisable for, any shares of Company Common Stock or any right to receive shares of Company Common Stock with or without the passage of time and/or the satisfaction of any vesting or other conditions) or any interest therein;

(b)        other than as expressly provided in the Voting Agreement and any agreement between an SP Investor and the Company publicly disclosed on the date hereof, (i) such SP Investor has not entered into, and shall not enter into, any voting agreement or voting trust with respect to any Reinvestment Shares that is inconsistent with such SP Investor’s obligations pursuant to this Agreement, the Voting Agreement and/or the Reinvestment Agreement, and (ii) such SP Investor has not granted, and shall not grant, a proxy or power of attorney with respect to any Reinvestment Shares that is inconsistent with such SP Investor’s obligations pursuant to this Agreement, the Voting Agreement and/or the Reinvestment Agreement.

2.8.6        Each Investor agrees to notify Parent and the other Investors promptly in writing of the number of any shares of Company Common Stock, any other voting securities, any options, warrants, restricted stock units or other rights to purchase shares of Company Common Stock or other voting securities of the Company and any other securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting securities of the Company acquired by such Investor, if any, after the date hereof (including by purchase, as a result of a stock dividend or distribution, stock split, recapitalization, combination, reclassification, exchange or change of such shares or the like, or upon exercise or conversion of any securities).

2.8.7        Each Investor hereby represents and warrants to the other Investors that, other than the Saturn Equity Funding Letter, the Reinvestment Agreement, the Voting Agreement, any agreements between an SP Investor and the Company publicly disclosed on or before the date hereof there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between such Investor or any of its Affiliates, on the one hand, and any beneficial owner of outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, (i) relating in any way to such shares of Company Common Stock, the transactions contemplated by the Merger Agreement, or to the ownership or operations of the Company after the Effective Time or (ii) prohibiting the parties to the Voting Agreement from taking the actions described therein.

2.8.8        Each Investor that is an Affiliate of Parent represents and warrants to the other Investors that none of such Investor or any of its Affiliates that is an Affiliate of Parent beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and none of such Investor or any of its Affiliates that is an Affiliate of Parent has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to the Merger Agreement, the Reinvestment Agreement and agreements to which the Company is a party.

2.9.          Waiver of Appraisal Rights; Further Assurances. Each SP Investor hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for its Reinvestment Shares in connection with the Merger, in each case, that such SP Investor may have under applicable law, including pursuant to Section 262 of the DGCL. From time to time, at Parent’s request and without further consideration, each of the Investors shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Each of the Investors further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Topcos, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

2.10.        Regulatory Matters. Each Investor shall use its reasonable best efforts to supply and provide all information (which information shall be complete and accurate in all material respects) required in connection with any filings or notifications made to or with any Governmental Entity in connection with the Transactions, the Transaction Agreements, this Agreement or the Investors Agreement Documents and the transactions contemplated thereby (including without limitation the Carveout Transactions, the Financing and the Reinvestment), and shall make such filings and take such other actions as are required to, in the case of the Saturn Investors, cause, and in the case of the SP Investors, enable, Parent and Merger Sub to comply with Section 6.4 of the Merger Agreement, and the Saturn Investors shall keep the SP Investors informed with respect thereto. Each Investor shall use its reasonable best efforts to respond in a prompt manner to any requests from any Governmental Entity (including by providing information requested by Parent, Merger Sub or the Company in order to respond to such requests made by a Governmental Entity to Parent, Merger Sub or the Company) in connection with or in response to any such filings or notifications. The SP Investors shall not have any communication relating to the Transactions with any Governmental Entity whose approval is required in connection with the Transactions without the prior written consent of the Saturn Investors, such consent not to be unreasonably withheld; provided that the Saturn Investors will keep the SP Investors reasonably informed regarding any such approvals and will consult in good faith with the SP Investors in connection with any matter directly implicating the SP Investors or their Affiliates; provided, further, that the SP Investors may respond to a request from the applicable Governmental Entity so long as the SP Investors first informs the Saturn Investors of such request and any proposed communication (whether written or oral) in response thereto, provides the Saturn Investors with draft copies in advance (or, in the case of oral communications, advises the Saturn Investors of the intended contents) of any such communication, consults with the Saturn Investors prior to engaging in any such communication, and provides the Saturn Investors with a reasonable opportunity to participate in any discussions with such Governmental Entity (and if the Saturn Investors do not participate, informs the Saturn Investors of any communications with such Governmental Entity in connection therewith), and any such communication is limited to information relating to the SP Investors and their Affiliates. The Saturn Investors shall be responsible for 100% of all filing fees incurred in connection with the HSR Act and any other Antitrust Laws in connection with the Merger Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby. Nothing in this Section 2.10 shall apply to (or limit) any action or inaction by SP in his capacity as a director or officer of the Company or limit or modify the obligations of any Person set forth in Section 6.4 of the Merger Agreement.

2.11.        Certain Tax Matters.

2.11.1      Subject to implementing changes pursuant to Section 2.11.2 hereof, each of the parties agrees that: (i) SP Investors shall be treated for U.S. federal income tax purposes as receiving the cash merger consideration allocable to SP Investors pursuant to the Merger Agreement in a taxable exchange under Section 1001 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) SP Investors shall be treated for such purposes as purchasing from the Equity Sellers equity (or equity and debt) of the applicable Topco. In addition, each of the Investors agrees (i) to use reasonable best efforts to enforce the covenant in the Merger Agreement that requires the Company to deliver a duly executed certificate stating that the Company is not and has not been a United States real property holding corporation, within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder during the applicable period specified in Section 897(c)(1)(A) of the Code ending on the Merger Closing, in the form and substance required under Treasury Regulation § 1.897-2(h) and (ii) not to take any action that would cause any Topco to be treated as anything other than a corporation for U.S. federal income tax purposes.

2.11.2      The Saturn Investors agree to cooperate in good faith with the SP Investors and their respective advisors regarding (i) the capital structure of the Topcos for U.S. federal income tax purposes, (ii) the structure by which SP Investors acquire interests in the Topcos, and (iii) the tax treatment of payments received by the SP Investors under the DAP Rights Agreement; and in each case shall consider in good faith opportunities to improve tax efficiency, it being understood that nothing in this Section 2.11.2 shall require (x) any action that could reasonably be expected to have an adverse impact (other than one that is immaterial) on the Saturn Investors or the transactions contemplated by the Merger Agreement or (y) any modification to the DAP Rights Agreement.

2.12.        Voting Agreement. Each of the Investors acknowledges and agrees that, concurrently with execution of the Merger Agreement, and as a condition to the Company’s willingness to enter into the Merger Agreement, the SP Investors are executing a Voting Agreement (the “Voting Agreement”) with the Company in the form set forth on Exhibit C. Notwithstanding any other provision of this Agreement, compliance by the SP Investors with the terms of the Voting Agreement shall not be deemed to violate this Agreement or any representation, warranty, covenant or other provision herein.

2.13.        DAP Rights Agreement; Sale Committee. The SP Investors acknowledge and agree that, as contemplated by the Merger Agreement and the DAP Rights Agreement, the SP Investors shall, prior to the Initial Closing, designate and appoint the Specified Holders Member (as defined in the DAP Rights Agreement) to the Sale Committee and cause the Specified Holders Member to enter into the DAP Rights Agreement at such time as contemplated by the Merger Agreement.

2.14.        Organizational Documents.

2.14.1      The Investors will as promptly as possible after the date of this Agreement cause the certificates of incorporation of Parent and Merger Sub to be amended to provide that any act by or on behalf of Parent or Merger Sub that has not been authorized in accordance with this Agreement or that otherwise violates or is inconsistent with this Agreement shall be null and void ab initio.

2.14.2      The Investors, acting jointly, will cause the organizational documents of the Topcos contemplated in the Investors Agreement Documents to be amended as soon as practicable following the Effective Time to conform to the terms set forth in Exhibit A.

2.15.        Termination of Affiliate Agreements. Effective as of the Merger Closing Date (but only if the Merger Closing actually occurs), each of the SP Investors, on behalf of themselves and the SP Related Parties, consents to the termination of all agreements, contracts or understandings (except for any rights or obligations under the Transaction Agreements and the Voting Agreement and the agreements set forth on Exhibit D hereto) between any SP Related Party, on the one hand, and the Company or any of its Subsidiaries, on the other hand (including the Company Shareholders Agreement).

ARTICLE III
MISCELLANEOUS

3.1.          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by email or (c) one Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

3.1.1	If to Parent or a Saturn Investor:

Blazing Star Parent, LLC
c/o Sycamore Partners Management, L.P.
9 West 57th Street, 31st Floor
New York, NY 10019
	Attention:	Ryan McClendon
Kevin Burke
John D. Woodworth
Sean Murphy
	Email:	rmcclendon@sycamorepartners.com
kburke@sycamorepartners.com
jwoodworth@sycamorepartners.com
smurphy@sycamorepartners.com

with a copy to (which shall not constitute notice or constructive notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
	Attention:	Brian Wolfe
Darren Schweiger
Michael Senders
	Email:	brian.wolfe@davispolk.com
darren.schweiger@davispolk.com
michael.senders@davispolk.com

3.1.2	If to any SP Investor:

Alliance Santé Participations S.A. 14, avenue du X Septembre L-2550 Luxembourg Grand Duchy of Luxembourg

Attention:	Simone Retter
Email:	simone.retter@retteravocats.lu

with a copy to (which shall not constitute notice or constructive notice):

Ben Burman
c/o The Family Office 24, boulevard du Ténao 98000 Monaco

Email:	bburman@burman-avocat.com

and

Debevoise & Plimpton LLP 66 Hudson Blvd E. New York, NY 10001
Attention:	Jeffrey J. Rosen
Gordon S. Moodie
Emily F. Huang
Email:	jrosen@debevoise.com
gsmoodie@debevoise.com
efhuang@debevoise.com

3.2.          Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the parties hereto.

3.3.          Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

3.4.          Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an appropriate court of competent jurisdiction as set forth in Section 3.9 (Governing Law; Consent to Jurisdiction), this being in addition to any other remedy to which any party is entitled at law or in equity.

3.5.          No Recourse.

3.5.1        Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Saturn Investors may be a partnership or limited liability company, each of Parent and each Investor by its acceptance of the benefits of this Agreement covenants, agrees and acknowledges that no Person other than the Saturn Investors shall have any obligation hereunder with respect to the obligations of the Saturn Investors, respectively, and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any Saturn Related Party, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Saturn Related Party for any obligations of any Saturn Investor, respectively, or any of its successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

3.5.2        Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the SP Investors may be a partnership or limited liability company, each of Parent and each Investor by its acceptance of the benefits of this Agreement covenants, agrees and acknowledges that no Person other than the SP Investors shall have any obligation hereunder with respect to the obligations of the SP Investors, respectively, and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any SP Related Party, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any SP Related Party for any obligations of any SP Investor, respectively, or any of its successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

3.6.        No Third Party Beneficiaries. Except as provided in Section 3.12, this Agreement shall be binding on each party hereto solely for the benefit of each other party hereto and nothing set forth in this Agreement, express or implied, shall be construed to confer, directly or indirectly, upon or give to any Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the parties hereto to enforce, any provisions of this Agreement; provided, however, that the Saturn Related Parties and the SP Related Parties are express, intended third-party beneficiaries of Sections 2.5.3 and 3.5.

3.7.          Confidentiality. Each party hereto agrees to, and shall cause its Representatives to, keep any information supplied by or on behalf of any of the other parties to this Agreement confidential (“Confidential Information”) and to use, and cause its Representatives to use, the Confidential Information only in connection with the Merger, the Transaction Agreements and the transactions contemplated hereby and thereby; provided, however, that the term “Confidential Information” does not include information that (a) is already in such party’s possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party’s Representatives, or (c) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives (provided, that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any person). Notwithstanding the foregoing, nothing herein shall prevent any party hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (iii) to the extent required by law or regulation, (iv) solely with respect to SP, providing information regarding the Company, SP or his Affiliates to any person to the extent permitted by the Voting Agreement (but in no event shall SP be permitted to disclose any Confidential Information provided by, or regarding, any Saturn Investor, its Affiliates and/or their respective Representatives, including their analysis of the Transactions or the Company and its Subsidiaries and structuring, and investment therein), (v) to the extent necessary in connection with the exercise of any remedy hereunder, (vi) in connection with an Equity Syndication (including soliciting prospective investors) (subject to the prior execution by any recipient of Confidential Information of a confidentiality agreement reasonably acceptable to Parent), (vii) to such party’s and its Affiliates’ Representatives and/or (viii) that is customarily provided to limited partners or investors or potential limited partners or investors in such party’s affiliated investment funds, provided that such limited partners or investors or potential limited partners or investors are subject to a customary confidentiality obligation (it being understood and agreed that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and request confidential treatment of any information so disclosed).

3.8.          Press Release; Communications. The parties will coordinate any and all notices, releases, statements, communications to the general public or the press and any required filings, in each case, relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby. Such releases, statements, communications and/or filings shall be made only at such times and in such manner as may be agreed upon by the Investors; provided, that any Investor shall be entitled to issue such press releases and to make such public statements as are required by applicable law, in which case any other Investor shall be advised thereof and such Investor together with the Investors shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, further, that to the extent practicable, any required filing shall be approved by the Investors, with such approval not to be unreasonably withheld, conditioned or delayed prior to the public disclosure thereof. Once and solely to the extent such information has been made available to the general public in accordance with this Agreement, this Section 3.8 shall no longer apply to such information (other than in the case of any such required filings, which shall to the extent practicable be subject to the prior approval of the Investors).

3.9.          Governing Law; Consent to Jurisdiction. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by an party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 3.9, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 3.1.

3.10.        WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 3.10.

3.11.        Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

3.12.        Other Agreements; Assignment. This Agreement, together with the Exhibits attached hereto and the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their Affiliates with respect to the subject matter contained herein except for the Merger Agreement, the Limited Guaranty, the Investor Commitment Agreements and such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. Other than as expressly provided herein, this Agreement may not be assigned (whether by operation of law or otherwise) without the prior written consent of the parties hereto. Any attempted assignment in derogation of the foregoing shall be null and void. This Agreement shall be binding on each Investor and its successors and permitted assigns, and in the case of SP, his executors, administrators, personal representatives and heirs.

3.13.        No Representations or Duty. Each Investor specifically understands and agrees that no Investor has made or will make any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby, and each Investor explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on any other Investor (a) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, (b) for its decision with respect to making any investment contemplated hereby or (c) with respect to tax and other economic considerations involved in such investment. In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty to any other Investor or to Parent except as expressly set forth in this Agreement.

3.14.        Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

3.15.        General. Nothing in this Agreement or the Investors Agreement Documents shall be deemed to constitute a partnership between any of the parties, nor shall any party constitute the partner or agent of any other party for any purpose. This Agreement and the Investors Agreement Documents are not intended to, and do not, create any agency, partnership, fiduciary or joint venture relationship between any party and neither this Agreement, the Investors Agreement Documents nor any other document or agreement entered into by any party relating to the subject matter hereof will be construed to suggest otherwise.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

SYCAMORE PARTNERS III, L.P.

By: Sycamore Partners III GP, L.P., its general partner

By: Sycamore Partners III GP, Ltd., its general partner

By:	/s/ Stefan L. Kaluzny
Name:	Stefan L. Kaluzny
Title:	Director

SYCAMORE PARTNERS III-A, L.P.

By: Sycamore Partners III GP, L.P., its general partner

By: Sycamore Partners III GP, Ltd., its general partner

By:	/s/ Stefan L. Kaluzny
Name:	Stefan L. Kaluzny
Title:	Director

SYCAMORE PARTNERS WING CO-INVEST, L.P.

By: Sycamore Partners III GP, L.P., its general partner

By: Sycamore Partners III GP, Ltd., its general partner

By:	/s/ Stefan L. Kaluzny
Name:	Stefan L. Kaluzny
Title:	Director

[Interim Investors Agreement Signature Page]

BLAZING STAR PARENT, LLC

By:	/s/ Kevin Burke
Name:	Kevin Burke
Title:	Co-President

BLAZING STAR MERGER SUB, INC.

By:	/s/ Kevin Burke
Name:	Kevin Burke
Title:	Co-President

[Interim Investors Agreement Signature Page]

ALLIANCE SANTÉ PARTICIPATIONS S.A.

By:	/s/ Simone Retter
Name:	Simone Retter
Title:	Président (Chairman)

By:	/s/ Stefano Pessina
Name:	Stefano Pessina
Title:	Administrateur (Director)

STEFANO PESSINA

/s/ Stefano Pessina
STEFANO PESSINA

[Interim Investors Agreement Signature Page]